Exhibit 99.1

The Bank of New York Mellon Corporation

Quarterly Earnings Summary

Financial Results

October 16, 2008

Table of Contents

Cautionary Statement/Non-GAAP Measures	2

Third Quarter 2008 Financial Highlights (vs. third quarter 2007)	3

Financial Summary/Key Metrics	4

Assets Under Management/Custody and Administration/Market Indices	5

Fee and Other Revenue	6

Net Interest Revenue	7

Noninterest Expense	8

Investment Securities Portfolio	9

SILO/LILO and Tax Settlements	10

Support Agreements	10

Balance Sheet	11

Capital Ratios	11

Nonperforming Assets	12

Allowance for Credit Losses, Provision and Net Charge-offs	12

Merger Update – Integration Milestones	13

Business Segments	14

• Asset Management	14
• Wealth Management	15
• Asset Servicing	16
• Issuer Services	17
• Clearing Services	18
• Treasury Services	19
• Other	20

Supplemental Information - Explanation of Non-GAAP Financial Measures	21

All narrative comparisons in this Quarterly Earnings Summary are with the third quarter of 2007 and all information is reported on a continuing operations basis, unless otherwise noted.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

CAUTIONARY STATEMENT

A number of statements (i) in this Quarterly Earnings Summary, (ii) in our presentations and (iii) in the responses to questions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the Company’s future financial goals, including future revenue, expenses and earnings, new business wins, and pipelines for new business; ability and intention to hold certain securities; assumptions regarding additional declines in national home prices and estimated impact of these declines; ability to achieve plans for revenue and expense synergies and growth in asset management and securities servicing businesses; statements with respect to the merger integration, including revenue synergies and targeted run rates, expense synergy targets and estimated merger and integration charges; as well as the Company’s overall plans, strategies, goals, objectives, expectations, estimates and intentions, and are based on assumptions that involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the businesses of Mellon Financial and The Bank of New York may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time we expect, revenue synergies and cost savings from the transaction; service quality metrics in Asset Servicing may not be attained; revenue following the merger may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; as well as the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s other filings with the SEC. Such forward-looking statements speak only as of October 16, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

NON-GAAP MEASURES

Throughout this Quarterly Earnings Summary, certain financial measures, which are noted, exclude or are adjusted for certain items. These adjustments or exclusions can impact revenue, noninterest expense, pre-tax income, net income and earnings per share amounts as well as related ratios and growth rates. We believe this supplemental non-GAAP information is useful to the investment community in analyzing the financial results and trends in our business. We believe this information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. These items also are excluded from our segment measures used internally to evaluate segment performance because management does not consider them to be particularly relevant or useful in evaluating the operating performance of our business segments. Below is a listing of financial measures which have been impacted by the exclusion and/or adjustment of certain items.

Revenue: SILO/LILO/tax settlement charges and securities losses

Noninterest expense: Support agreement charges, merger & integration and intangible amortization expenses

Earnings per share: SILO/LILO/tax settlement charges, support agreement charges and merger & integration expenses. Earnings per share calculations do not exclude securities losses.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

THIRD QUARTER 2008 FINANCIAL HIGHLIGHTS (vs. third quarter 2007)

	Income after-tax from Continuing Operations	EPS from Continuing Operations	EPS Growth vs.
			3Q07 2Q08
	$ millions
GAAP	$ 305	$ 0.26	(54)%	-%
Non-GAAP adjusted (a):
Ex. merger and integration/SILO/LILO/tax settlements	$ 401	$ 0.35	(48)%	(48)%
Ex: merger and integration/SILO/LILO/tax settlements/support agreement charges	$ 834	$ 0.72	7%	7%
Ex: merger and integration/SILO/LILO/tax settlements/support agreement charges/intangible amortization	$ 908	$ 0.79	5%	7%

•

Results included a $162 million pre-tax ($0.08 per share) charge associated with the write-down of certain investment securities vs. $152 million ($0.08 per share) in 2Q08. These charges are included in the EPS calculations above. See pages 9 and 10.

	Revenue – 3Q08 (a)		Pre-tax Income – 3Q08 (b)
					Adjusted for Support Agreement Charges
	Total	Growth vs. 3Q07	Total	Growth vs. 3Q07	Total	Growth vs. 3Q07
Asset & Wealth Management Sector:
Asset Management	$697	(6)%	$(122)	(160)%	$206	1%
Wealth Management	213	8	57	(2)	72	24

	910	(3)	(65)	(125)	278	7
Institutional Services Sector:
Securities Servicing:
Asset Servicing	1,317	20	115	(67)	496	43
Issuer Services	699	13	350	7	350	7
Clearing Services	395	(12)	112	(16)	112	(16)

	2,411	11	577	(29)	958	18
Treasury Services	420	15	218	30	221	32

	2,831	12	795	(19)	1,179	21

Total Business Segments (c)	$3,741	8%	$730	(41)	$1,457	18%

KEY POINTS

•

Operating results benefited from diversity of businesses, market volatility and new business wins. Excluding securities losses, SILO/LILO/tax settlements, support agreement charges, merger and integration expense and intangible amortization expense:

•	Revenue + 8%; Expense + 1% year-over-year
•	Approximately 700 basis points of positive operating leverage year-over-year, approximately 400 basis points sequentially
•	Pre-tax operating margin (including securities losses) increased to 36%
•	Capital ratios reflect impacts of mark-to-market on investment securities portfolio and a 33% increase in the quarter-end balance sheet driven by higher deposits:
•	Tier I capital ratio unchanged at 9.33% vs. 6/30/08
•	Tangible common equity to average assets ratio decreased to 4.41% for 3Q08 from 4.76% for 2Q08
•	Unrealized net of tax loss on our securities portfolio was $2.8 billion at 9/30/08; $1.8 billion at 6/30/08, increase driven primarily by wider credit spreads
•	Short-term asset liquidity was $116.2 billion, or 43% of total assets at 9/30/08, up 94% from 6/30/08
•	Assets under management of $1.067 trillion; 3Q08 net asset inflows totaled $8 billion
•	Assets under custody and administration of $22.4 trillion; 3Q08 business wins totaled $392 billion.
•	Continue to exceed merger-related expense and revenue synergies
•	3Q08 expense synergies of $144 million ($576 million annualized); up 10% vs. 2Q08

(a)	See page 21 for a reconciliation of EPS and Total Revenue-GAAP to Non-GAAP.
(b)	Total excludes merger and integration and intangible amortization expense.
(c)	Excludes the Other segment.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

FINANCIAL SUMMARY

(dollar amounts in millions, non-FTE basis unless otherwise noted; common shares in thousands)	2007		2008				3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr		3Q07	2Q08
Fee revenue	$2,940	$3,238	$3,053	$3,134	$3,085		5%	(2)%
Net interest revenue-excluding SILO/LILO charges	669	752	767	788	815		22	3

Total revenue-excluding SILO/LILO charges and OTTI	3,609	3,990	3,820	3,922	3,900	(a)	8 (a)	(1	)(a)
Provision for credit losses	-	20	16	25	30
Total noninterest expense – excluding support agreement charges, merger and integration expenses and amortization of intangible assets	2,357	2,494	2,359	2,490	2,375		1	(5)

Pre-tax income from continuing operations-before extraordinary (loss) (non-GAAP)	$1,252	$1,476	$1,445	$1,407	$1,495		19%	6%
Securities losses	(9)	(191)	(73)	(152)	(162)
Support agreement charges	-	3	14	(9)	726
SILO/LILO charges	-	-	-	377	112
Merger and integration expenses:
The Bank of New York Mellon Corporation	205	111	121	146	107
Acquired Corporate Trust Business	13	13	5	3	4
Amortization of intangible assets	131	131	122	124	120

Pre-tax income from continuing operations – before extraordinary (loss) (GAAP)	894	1,027	1,110	614	$264
Provision for income taxes	252	327	361	312	(41)

Income from continuing operations – before extraordinary (loss)	642	700	749	302	305
Discontinued operations income (loss), net of tax	(2)	-	(3)	7	(2)
Extraordinary (loss) on consolidation of commercial paper conduit, net of tax	-	(180)	-	-	-

Net income	$640	$520	$746	$309	$303

KEY METRICS (Continuing Operations):
Pre-tax operating margin (FTE):
GAAP-before extraordinary (loss)	25%	27%	30%	18%	8%
Non-GAAP adjusted (b)	35%	34%	37%	34%	36%

Return on tangible common equity (annualized):
GAAP-before extraordinary (loss)	33.2%	33.0%	35.8%	18.5%	19.0%
Non-GAAP adjusted (b)	39.0%	36.0%	39.5%	41.2%	45.5%

Return on equity (annualized):
GAAP-before extraordinary (loss)	8.9%	9.5%	10.2%	4.3%	4.3%
Non-GAAP adjusted (b)	11.8%	11.6%	12.4%	11.9%	12.9%

Fee and other revenue as a percentage of total revenue, excluding the SILO/LILO charges (FTE)	81%	80%	79%	79%	78%

Non-U.S. percent of revenue, excluding the SILO/LILO charges (FTE)	30%	32%	33%	35%	34%

Employees	40,600	42,500	42,600	43,100	43,200
Tier I capital ratio	9.12%	9.32%	8.76%	9.33%	9.33	% (c)
Tangible common equity to assets ratio (d)	5.60%	5.24%	4.42%	4.62%	3.88	% (e)
Tangible common equity to average assets ratio (d)	5.61%	5.38%	4.52%	4.76%	4.41%
Market capitalization	$50,266	$55,878	$47,732	$43,356	$37,388
Common shares outstanding (in thousands)	1,138,874	1,145,983	1,143,818	1,146,070	1,147,567
(a)	Total revenue for the third quarter of 2008, including OTTI and the SILO/LILO charge, was $3.626 billion and increased 1% compared with 3Q07 and 7% (unannualized) sequentially on a comparable basis. See page 21 for a reconciliation of total revenue GAAP to non-GAAP.
(b)	Excludes merger and integration expenses, intangible amortization expense, the SILO/LILO/tax settlements and support agreement charges.
(c)	Preliminary.
(d)	Common equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with non-tax deductible intangibles and tax deductible goodwill divided by total assets less goodwill and intangible assets.
(e)	At Sept. 30, 2008, total and average assets were adjusted for the deposits placed with the Federal Reserve of $37.9 billion and short-term investments – U.S. government-backed commercial paper of $10.9 billion. The average impact of these assets was $3.5 billion in the third quarter of 2008. Both of these sets of assets have been assigned a zero risk-weighting by the regulators.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

ASSETS UNDER MANAGEMENT/CUSTODY AND ADMINISTRATION TREND

	2007		2008			3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	3Q07	2Q08
Market value of assets under management at period-end (in billions)	$1,106	$1,121	$1,105	$1,113	$1,067	(4)%	(4)%

Market value of assets under custody and administration at period-end (in trillions)	$22.7	$23.1	$23.1	$23.0	$22.4	(1)%	(3)%

Market value of securities on loan at period-end (in billions) (a)	$663	$633	$660	$588	$470	(29)%	(20)%
(a)	Represents the total amount of securities on loan, both cash and non-cash, managed by the Assets Servicing segment.

ASSETS UNDER MANAGEMENT FLOWS (a)

Changes in market value of assets under management from June 30, 2008 to Sept. 30, 2008 - by business segment
(in billions)	Asset Management	Wealth Management		Total
Market value of assets under management at June 30, 2008	$1,032	$81		$1,113
Net inflows (outflows):
Long-term	(6)	-		(6)
Money market	14	-		14
Total net inflows	8	-		8
Net market depreciation (b)	(50)	(4)		(54)
Market value of assets under management at Sept. 30, 2008	$990 (c)	$77	(d)	$1,067
(a)	Preliminary.
(b)	Includes the effect of changes in foreign exchange rates.
(c)	Excludes $5 billion subadvised for other segments.
(d)	Excludes private client assets managed in the Asset Management segment.

COMPOSITION OF ASSETS UNDER MANAGEMENT

Composition of assets under management at period-end (a)	2007		2008
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Equity	41%	41%	38%	37%	35%
Money market	25%	26%	29%	31%	34%
Fixed income	19%	20%	20%	20%	21%
Alternative investments and overlay	15%	13%	13%	12%	10%
Total	100%	100%	100%	100%	100%
(a)	Excludes securities lending cash management assets.

MARKET INDICES

Market indices	3Q07	4Q07	1Q08	2Q08	3Q08	3Q08 vs.
						3Q07	2Q08
S&P 500 Index (a)	1527	1468	1323	1280	1166	(24)%	(9)%
S&P 500 Index-daily average	1490	1496	1353	1371	1252	(16)	(9)
FTSE 100 Index (a)	6467	6457	5702	5626	4902	(24)	(13)
FTSE 100 Index-daily average	6366	6455	5891	5979	5359	(16)	(10)
NASDAQ Composite Index (a)	2702	2652	2279	2293	2092	(23)	(9)
Lehman Brothers Aggregate Bondsm Index (a)	246.2	257.5	281.2	270.1	256.0	4	(5)
MSCI EAFE® Index (a)	2300.3	2253.4	2038.6	1967.2	1553.2	(32)	(21)
NYSE Volume (in billions)	145.5	135.0	158.5	140.7	179.8	24	28
NASDAQ Volume (in billions)	137.0	137.4	148.9	134.5	142.0	4	6
(a)	Period end.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

FEE AND OTHER REVENUE

(dollar amounts in millions unless otherwise noted)	2007		2008					3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr		3rd Qtr		3Q07	2Q08
Securities servicing fees:
Asset servicing	$720	$812	$899	$864		$803		12%	(7)%
Issuer services	436	438	376	444		477		9	7
Clearing and execution services	304	314	267	270		262		(14)	(3)
Total securities servicing fees	1,460	1,564	1,542	1,578		1,542		6	(2)
Asset and wealth management fees	854	887	842	844		792		(7)	(6)
Performance fees	(3)	62	20	16		3		N/M	N/M
Foreign exchange and other trading activities	238	305	259	308		385		62	25
Treasury services	122	121	124	130		130		7	-
Distribution and servicing	95	113	98	110		107		13	(3)
Financing-related fees	51	52	48	50		45		(12)	(10)
Investment income	22	52	23	45		17		(23)	(62)
Other	101	82	97	53		64		(37)	21
Total fee revenue (non-FTE)	$2,940	$3,238	$3,053	$3,134		$3,085		5%	(2)%
Securities gains (losses)	(9)	(191)	(73)	(152)		(162)		N/M	N/M
Total fee and other revenue (non-FTE)	$2,931	$3,047	$2,980	$2,982		$2,923		-%	(2)%
Total fee and other revenue (FTE)	$2,940	$3,058	$2,989	$2,993		$2,934		-%	(2)%
Fee and other revenue as a percentage of total revenue (FTE)	81%	80%	79%	88	%(a)	81	%(a)
(a)	Excluding the SILO/LILO charges, fee and other revenue as a percentage of total revenue was 78% for the third quarter of 2008 and 79% for the second quarter of 2008.

N/M - Not meaningful.

KEY POINTS

•	Total fee revenue excluding securities losses increased 5% compared with 3Q07 and decreased 2% (unannualized) sequentially.
•	Total securities servicing fees increased 6% compared to 3Q07 on a reported basis, and approximately 10% adjusting for the sale of the B-Trade and G-Trade execution businesses (1Q08), reflecting:
•

a 12% year-over-year increase in asset servicing revenue resulting from net new business, cross sells and organic growth, higher securities lending revenue and the impact of the 4Q07 acquisition of the remaining 50% interest in the joint venture with ABN AMRO. The sequential decline of 7% was due primarily to lower securities lending revenue reflecting normal seasonality and lower market levels which neutralized organic growth.

•

a 9% year-over-year and 7% (unannualized) sequential increase in issuer services revenue with the increases over both periods primarily due to growth in Depositary Receipts, Corporate Trust and Shareowner Services fees.

•

Clearing and execution services fees decreased 14%. Adjusting for the sale of the B-Trade and G-Trade execution businesses, these fees increased 6%, principally resulting from growth in trading activity along with continued growth in money market mutual fund fees. Sequentially, clearing and execution service fees declined 3% (unannualized) reflecting normal seasonality.

•	Asset and wealth management fees decreased 7% year-over-year and 6% (unannualized) sequentially as net new business was more than offset by global weakness in market values.
•

Foreign exchange and other trading activities, a record $385 million, increased 62% year-over-year and 25% (unannualized) sequentially, reflecting the benefit of increased volatility and higher client volumes, as well as the higher value of the credit default swap book (used to hedge certain loan exposures).

•

Investment income decreased $5 million compared to 3Q07 and decreased $28 million sequentially. The sequential decline resulted primarily from the change in market value of seed capital investments associated with our Asset Management business.

•

Other revenue compared to 3Q07 decreased $37 million primarily due to the 3Q07 settlement received for the early termination of a contract associated with the clearing business ($28 million) and lower expense reimbursements related to the joint venture transaction noted above.

•	Securities losses totaled $162 million in 3Q08 reflecting write-downs on securities. See the investment portfolio discussion on pages 9 and 10 for a discussion of the write-downs.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

NET INTEREST REVENUE

	2007		2008			3Q08 vs.
(dollar amounts in millions)	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	3Q07		2Q08
Net interest revenue (non-FTE)	$669	$752	$767	$411	$703	5%		N/M
Net interest revenue (FTE)	674	757	773	415	708	5		N/M
Net interest margin (FTE)	2.02%	2.16%	2.14%	1.16%	1.96%	(6	) bps	N/M

Excluding the SILO/LILO charges:
Net interest revenue (non-FTE)	$669	$752	$767	$788	$815	22%		3%
Net interest revenue (FTE)	674	757	773	792	820	22		4
Net interest margin (FTE)	2.02%	2.16%	2.14%	2.21%	2.27%	25	bps	6	bps

Selected average balances:
Money market investments	$39,965	$44,203	$46,857	$50,105	$51,982	30%		4%
Trading account securities	1,872	2,351	1,459	1,918	1,791	(4)		(7)
Securities	46,167	46,959	48,306	45,081	43,534	(6)		(3)
Loans	45,517	47,109	48,496	47,151	46,983	3		-

Interest-earning assets	133,521	140,622	145,118	144,255	144,290	8		-
Interest-bearing deposits	80,870	86,278	92,881	94,785	86,853	7		(8)
Noninterest-bearing deposits	26,466	28,449	26,240	24,822	33,462	26		35

Selected average yields:
Money market investments	4.89%	4.74%	4.08%	3.61%	3.62%
Trading account securities	3.95	5.35	5.36	3.74	2.76
Securities	5.66	5.40	5.16	4.97	5.12
Loans	5.40	5.06	4.50	0.61 (a)	2.54 (a)

Interest-earning assets	5.32	5.08	4.59	3.05 (a)	3.71 (a)
Interest-bearing deposits	3.79	3.36	2.66	2.02	1.98
Noninterest-bearing deposits as a percentage of interest-earning assets	20%	20%	18%	17%	23%
(a)	Excluding the SILO charges, the yield on loans was 3.81% and 3.50% and the yield on interest-earning assets was 4.10% and 4.02%, respectively, for 2Q08 and 3Q08.

bps - basis points.

N/M - Not meaningful.

KEY POINTS

•	Net interest revenue (FTE), excluding the SILO/LILO charges, increased 22% year-over-year and 4% (unannualized) sequentially.
•

The increase compared with 3Q07 principally reflects wider spreads on investment securities, a higher level of average interest-earning assets driven by an increase in average noninterest-bearing deposits, and the negative impact in 3Q07 of a required recalculation of the yield on leverage leases ($22 million).

•

Average noninterest-bearing deposits increased 26% compared to 3Q07, and 35% compared to 2Q08, driven primarily by increased deposits from our Securities Servicing client base in response to continued market volatility. Most of the increase in noninterest-bearing deposits occurred in the second half of September. These deposits were placed with either the Federal Reserve or in overnight deposits with large global banks.

•	The sequential increase reflects a higher volume of free funds, partially offset by lower spreads on investment securities.

•

The net interest margin, excluding the SILO/LILO charges, increased 25 basis points year-over-year and 6 basis points sequentially. The year-over-year increase primarily reflects wider spreads on investment securities, while the sequential quarter increase primarily reflects the higher volume of free funds.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

NONINTEREST EXPENSE

(dollar amounts in millions, non-FTE basis unless otherwise noted)	2007		2008					3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr		3rd Qtr		3Q07	2Q08
Staff:
Compensation	$764	$758	$795	$804 $		804		5%	-%
Incentives	347	443	366	386		242		(30)	(37)
Employee benefits	169	164	191	201		172		2	(14)
Total staff	1,280	1,365	1,352	1,391		1,218		(5)	(12)
Professional, legal and other purchased services	241	272	252	280		287		19	3
Net occupancy	144	145	129	139		164		14	18
Distribution and servicing	127	133	130	131		133		5	2
Furniture and equipment	80	82	79	79		80		-	1
Sub-custodian and clearing	110	115	70	83		80		(27)	(4)
Software	91	78	79	88		78		(14)	(11)
Business development	56	72	66	75		62		11	(17)
Other	228	232	202	224		273		20	22
Subtotal	2,357	2,494	2,359	2,490		2,375		1	(5)
Support agreement charges	-	3	14	(9)		726		N/M	N/M
Amortization of intangible assets	131	131	122	124		120		(8)	(3)
Merger and integration expenses:
The Bank of New York Mellon Corporation	205	111	121	146		107		(48)	(27)
Acquired Corporate Trust Business	13	13	5	3		4		(69)	33
Total noninterest expense	$2,706	$2,752	$2,621	$2,754		$3,332		23%	21%
Total staff expense as a percentage of total revenue (FTE)	35%	36%	36%	41	%(a)	33	%(a)
(a)	Excluding the SILO/LILO charges, total staff expense as a percentage of total revenue was 37% and 32% in 2Q08 and 3Q08.

N/M - Not meaningful.

KEY POINTS

•

Total noninterest expense (excluding M&I/intangible amortization/support agreement charges) increased 1% compared to the prior year and declined 5% (unannualized) sequentially. Strong expense control contributed to significant positive operating leverage of approximately 700 basis points year-over-year and approximately 400 basis points sequentially.

•

Expenses increased 1% year-over-year. This modest increase in expense was driven by a 5% decline in total staff expense reflecting the ongoing benefit of merger-related expense synergies and lower incentives, partially offset by the 2Q08 merit increase, as well as the impact of the sale of the B-Trade and G-Trade execution businesses on the overall expense base, and lower software expense. Offsetting these declines was the impact of the 4Q07 acquisition of the remaining 50% interest in the joint venture with ABN AMRO; higher professional, legal and other purchased services, net occupancy and business development expenses; and the impact of 3Q08 lost tape expense ($24 million) as well as a 3Q08 operational error ($38 million).

•

Noninterest expense declined 5% (unannualized) sequentially, primarily reflecting a 12% (unannualized) decrease in total staff expense, as well as lower business development expense and lower software expense, partially offset by higher net occupancy expense and the 3Q08 operational error.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

INVESTMENT SECURITIES PORTFOLIO

At Sept. 30, 2008, our investment securities portfolio totaled $41.6 billion. The unrealized net of tax loss on our total securities portfolio was $2.8 billion at Sept. 30, 2008. The unrealized net of tax loss at June 30, 2008 was $1.8 billion. The increase compared to the prior quarter was primarily driven by wider credit spreads. The securities in our portfolio continued to remain highly rated, with 91% rated AAA/AA.

The following table provides the detail of our total securities portfolio.

Securities portfolio Sept. 30, 2008 (dollar amounts in millions)	Amortized Cost	Fair Value	Fair Value as % of Amortized Cost (a)	Portfolio Aggregate Unrealized Gain/Loss	Quarter to-date Change	Life-to-date/ Impairment Charge (b)		Ratings
								AAA	AA	A	Other
Agencies	$11,565	$11,456	99%	$(109)	$(61)	$-		100%	-%	-%	-%
Alt-A securities	8,825	6,486	72	(2,339)	(925)	246		74	10	10	6
Prime/Other mortgage-backed securities	7,012	6,300	90	(712)	(315)	12		95	3	1	1
Subprime mortgage securities	1,602	1,202	72	(400)	(77)	63		27	54	16	3
Commercial mortgage-backed securities	2,845	2,650	93	(195)	(91)	-		97	3	-	-
Asset-backed securities CDOs	41	39	11	(2)	35	320		41	10	33	16
European floating rate notes	8,131	7,658	94	(473)	(128)	-		98	2	-	-
Home equity lines of credit	624	439	58	(185)	(37)	137		23	22	28	27
SIV securities	131	130	71	(1)	(3)	51		63	12	9	16
Other	5,364	5,130	94	(234)	(79)	90		48	10	21	21
Total	$46,140	$41,490	88%	$(4,650)	$(1,681)	$919	(b)	85%	6%	5%	4%
(a)	Amortized cost before impairments.
(b)	Life-to-date impairment charges include $301 million associated with the consolidation of Three Rivers Funding Corporation in December 2007.

At Sept. 30, 2008, we assumed an additional decline of approximately 15% in national home prices over the next two years and estimated the impact it would have on the cash flows of the underlying individual securities. As a result, we recorded an impairment charge and wrote down to current market value certain securities, resulting in a $162 million pre-tax securities loss comprised of the following:

Securities losses (impairment charges) (in millions)	3Q08
Alt-A securities	$29
Prime mortgage securities	12
Subprime mortgage securities	12
Asset-backed securities CDOs	42
Home equity line of credit securities	10
SIV securities	5
Other (including FHLMC)	52
Total securities losses (impairment charges)	$162

At the time of purchase, 100% of our Alt-A portfolio was rated AAA. At Sept. 30, 2008, this portfolio had migrated to 74% AAA-rated, 10% AA-rated, 10% A-rated and 6% other. At the time of purchase, the portfolio’s weighted-average FICO score was 711 and its weighted-average LTV was 74%. Approximately 50% of the total portfolio is supported by better performing fixed-rate collateral. Finally, the portfolio’s weighted-average current credit enhancement is approximately 13%. The unrealized loss on the Alt-A portfolio at Sept. 30, 2008 was $2.3 billion.

At Sept. 30, 2008, the fair value of our total asset-backed securities (“ABS”) CDOs was $51 million. The fair value of this portfolio, net of OTTI, was 11% of par at Sept. 30, 2008. At Sept. 30, 2008, $12 million of ABS CDOs are included in trading assets and $39 million are included in securities available-for-sale.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

The home equity lines of credit (“HELOC”) securities are tested for impairment based on the quality of the underlying security and the condition of the monoline insurer providing credit support. Securities were deemed impaired if we expected they would not be repaid in full without the support of the insurer and the insurer was rated below investment grade. The securities losses in the third quarter of 2008 related to HELOC securities resulted from both a deterioration of specific securities combined with weakening credit support due to below investment grade ratings of certain bond insurers.

At Sept. 30, 2008, the fair value of our subprime mortgage securities portfolio was $1.2 billion with 81% of the portfolio rated AA or higher. The weighted-average current credit enhancement on this portfolio was approximately 35% at Sept. 30, 2008.

SILO/LILO AND TAX SETTLEMENTS

In the third quarter of 2008, we reached a settlement with the Internal Revenue Service (“IRS”) to formally close our 1998 through 2002 audit cycle. We also settled our 1994 through 1996 New York State and New York City audits. As part of the IRS settlement, we also accepted the IRS uniform SILO/LILO settlement offer announced on Aug. 6, 2008. The combined after-tax charge of the settlements was $30 million. In the second quarter of 2008 we recorded a $380 million after-tax charge related to the SILO transactions covered by this settlement.

SUPPORT AGREEMENTS

As previously disclosed, BNY Mellon elected to support its clients invested in money market mutual funds, cash sweep funds and similar collective funds impacted by the Lehman Brothers Holdings, Inc. (“Lehman”) bankruptcy filing. The support agreements relate to five commingled cash funds used primarily for overnight custody cash sweeps, four Dreyfus money market funds and various securities lending customers. These agreements are in addition to agreements that existed at June 30, 2008 covering SIV exposure in two short-term net asset value funds and the support agreements covering securities related to Whistle Jacket Capital/White Pine Financial, LLC to a commingled short-term net asset value fund.

During the third quarter of 2008, we also offered to support certain clients holding auction rate securities in the Wealth Management (expense of $15 million) and Treasury Services (expense of $3 million) segments.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

BALANCE SHEET

During the recent market turmoil, there was a significant increase in deposits, reflecting client reactions to market volatility. Due to the anticipated short-term nature of these deposits, we have placed them primarily with either the Federal Reserve or in overnight deposits with large global banks. At Sept. 30, 2008, total assets grew to $267.5 billion compared with $201.2 billion at June 30, 2008. Total assets averaged $198.8 billion for the third quarter of 2008, compared with $196.0 billion for the second quarter of 2008. Deposits totaled $174.2 billion at Sept. 30, 2008 and $127.2 billion at June 30, 2008. Total deposits averaged $120.3 billion in the third quarter of 2008 and $119.6 billion in the second quarter of 2008.

The recent market events resulted in a significant increase in our percentage of liquid assets to total assets to 43% at Sept. 30, 2008 from 30% at June 30, 2008. At Sept. 30, 2008, we had approximately $70.9 billion of overnight liquid funds and cash of $45.3 billion (including approximately $37.9 billion on deposit with the Federal Reserve) for a total of approximately $116.2 billion of available funds.

CAPITAL RATIOS

The capital ratios for the third quarter of 2008 reflect the record level of client deposits generated subsequent to the market turmoil that began in mid-September. Noninterest-bearing deposits were $82 billion at Sept. 30, 2008, $31 billion at June 30, 2008 and $27 billion at Sept. 30, 2007. The Company placed an increased level of deposits principally with either the Federal Reserve or in overnight deposits with large global banks. At the end of the third quarter, total assets were $268 billion and averaged $199 billion during the quarter.

The unrealized net of tax loss on our securities portfolio was $2.8 billion at Sept. 30, 2008 compared with $1.8 billion at June 30, 2008. The increase primarily resulted from wider credit spreads.

Capital Ratios	Quarter ended
	Sept. 30, 2008		June 30, 2008	Dec. 31, 2007
Tier I capital ratio	9.33	%(a)	9.33%	9.32%
Total (Tier I plus Tier II) capital ratio	12.81	(a)	12.90	13.25
Leverage capital ratio	6.48		6.39	6.53
Average shareholders’ equity to average assets ratio	14.08		14.54	15.10
Tangible common equity to assets ratio (b)	3.88	(c)	4.62	5.24
Tangible common equity to average assets ratio (b)	4.41	(c)	4.76	5.38
(a)	Preliminary.
(b)	Common equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with the non-tax deductible intangible assets and tax deductible goodwill, divided by total assets less goodwill and intangible assets.
(c)	At Sept. 30, 2008, total and average assets were adjusted for the deposits placed with the Federal Reserve of $37.9 billion and other short-term investments-U.S. government-backed commercial paper of $10.9 billion. The average impact of these assets was $3.5 billion in the third quarter of 2008. Both of these sets of assets are assigned a zero risk-weighting by the regulators.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

NONPERFORMING ASSETS

Nonperforming assets	Quarter ended
(dollar amounts in millions)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Loans:
Commercial	$ 65	$52	$ 18
Commercial real estate	118	106	-
Other residential mortgages	75	55	11
Foreign	1	60	6
Total nonperforming loans	259	273	35
Other assets owned	8	6	2
Total nonperforming assets	$ 267	$279	$ 37
Nonperforming loans ratio	0.4%	0.5%	0.1%
Allowance for loan losses/nonperforming loans	140.9%	129.3%	948.6%
Total allowance for credit losses/nonperforming loans	190.7%	178.0%	1,457.1%

ALLOWANCE FOR CREDIT LOSSES, PROVISION AND NET CHARGE-OFFS

Allowance for credit losses, provision and net charge-offs	Quarter ended
(dollar amounts in millions)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Allowance for credit losses – beginning of period	$486	$487	$415
Addition resulting from merger with Mellon	-	-	130
Provision for credit losses	30	25	-
Sale of Mellon 1st Business Bank	-	(13)	-
Net (charge-offs)/recoveries:
Commercial	(8)	(3)	-
Commercial real estate	(2)	(9)	-
Foreign	(9)	-	-
Leasing	2	1	(35)
Other	(5)	(2)	-
Total net (charge-offs)/recoveries	(22)	(13)	(35)
Allowance for credit losses – end of period	$494	$486	$510
Allowance for loan losses	$365	$353	$332
Allowance for unfunded commitments	129	133	178

The unallocated allowance was 19% at Sept. 30, 2008 compared with 22% at June 30, 2008 and 28% at Sept. 30, 2007.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

MERGER UPDATE - INTEGRATION MILESTONES

1) Revenue Synergies

(in millions)	2007 Actuals	June YTD 2008 Actuals	Forecast
			2008	2009	2010	2011

Annual revenue synergies	$90	$175	$180	$215-275	$270-350	$325-425

2) Expense Synergies

	-----------Actuals-------------			Annual -------- Cumulative Targets-------
(dollar amounts in millions)	1Q08	2Q08	3Q08	2008	2009	Goal
Expense synergies	$118	$131	$144	$520/61%	$710/84%	$850

# of net positions eliminated (cumulative)	1,873	2,075	2,486			3,200

Business Segment Expense
Synergies Achieved (in millions)	3Q07	4Q07	1Q08	2Q08	3Q08
Asset Management	$6	$7	$10	$10	$12
Wealth Management	4	5	6	7	8
Asset Servicing	28	32	44	51	55
Issuer Services	8	10	12	14	15
Clearing Services	1	2	2	2	2
Treasury Services	10	12	14	15	17
Subtotal	57	68	88	99	109
Other	22	28	30	32	35
Total	$79	$96	$118	$131	$144
Total – annualized	$316	$384	$472	$524	$576

3) Merger & Integration Charges (The Bank of New York Mellon Corporation)

(dollar amounts in millions)		Cumulative Thru 3Q08(a)
	3Q08 Total Expense	Expense	Included in Goodwill	Total	Total Estimated
Personnel-related (b)	$37	$303	$123	$426	$530
Integration/conversion	65	396	-	396	545
One-time costs (c)	5	46	44	90	230
Transaction costs (d)	-	117	45	162	170

Total	$107	$862	$212	$1,074	$1,475
% of total estimated	7%	59%	14%	73%
(a)	Represents total merger and integration charges from 4Q06 - 3Q08.
(b)	Includes severance, retention, relocation expenses and accelerated vesting of stock options and restricted stock.
(c)	Includes facilities related expenses, balance sheet write-offs, vendor contract modifications, rebranding and net gain (loss) on disposals.
(d)	Includes investment banker and legal fees and foundation funding.

4) Wealth Management – As of 9/30/08, all wealth management clients are serviced by the same trust accounting and custody platforms.

5) Service Quality Goals for 2010 - Asset Servicing

•	#1 vs. major peers in the three major external global client satisfaction surveys

- BNY Mellon #1 rated custodian among the large custodian peer group

> Global Investor Survey (May 2008)

> R&M Global Custody Survey (March 2008)

> Global Custodian Survey (December 2007)

•	Expect 85% of our clients to be satisfied/highly satisfied with our service quality.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

BUSINESS SEGMENTS

ASSET MANAGEMENT (provides asset management services through a number of asset management companies to institutional and individual investors)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008				3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr		3Q07	2Q08
Revenue:
Asset and wealth management:
Mutual funds	$307	$323	$323	$340	$328		7%	(4)%
Institutional clients	331	342	304	290	265		(20)	(9)
Private clients	47	47	45	47	43		(9)	(9)
Total asset and wealth management	685	712	672	677	636		(7)	(6)
Performance fees	(3)	62	20	16	3		N/M	N/M
Distribution and servicing	89	104	86	99	93		4	(6)
Other	(26)	10	(26)	4	(45)		N/M	N/M
Total fee and other revenue	745	888	752	796	687		(8)	(14)
Net interest revenue (expense)	(4)	18	15	11	10		N/M	(9)
Total revenue	741	906	767	807	697		(6)	(14)
Noninterest expense (ex. intangible amortization and support agreement charges)	538	559	561	531	491		(9)	(8)
Income before taxes (ex. intangible amortization and support agreement charges)	203	347	206	276	206		1	(25)
Support agreement charges	-	-	-	5	328		N/M	N/M
Amortization of intangible assets	70	70	62	68	64		(9)	(6)
Income before taxes	$133	$277	$144	$203	$(186)		(240)%	(192)%

Pre-tax operating margin (ex. intangible amortization) – Non-GAAP	27%	38%	27%	34%	(18	)%(a)

Market value of assets under management at period-end (in billions)	$1,028	$1,044	$1,029	$1,040	$995		(3)%	(4)%
Assets under management-net inflows (outflows):
Long-term (in billions)	$1	$(21)	$(8)	$(8)	$(6)
Money market (in billions)	$27	$39	$29	$21	$14
(a)	The pre-tax operating margin excluding support agreement charges and intangible amortization was 30%.

N/M - Not meaningful.

KEY POINTS

•

Asset and wealth management fees decreased 7% compared with the third quarter of 2007 and 6% (unannualized) sequentially, as net new business was more than offset by the global weakness in market values and a stronger U.S. dollar.

•

Performance fees were $3 million in 3Q08 compared to a negative $3 million in 3Q07 and $16 million in 2Q08. The sequential decline was primarily due to a lower level of fees generated from certain equity and alternative strategies.

•

Other fee revenue decreased $19 million year-over-year and $49 million sequentially. The year-over-year decline is due primarily to higher revenue sharing costs resulting from higher distribution volumes with the Issuer/Clearing Services segments related to the distribution of Dreyfus products. The sequential decline primarily resulted from the change in market value of seed capital investments.

•

3Q08 noninterest expense (excluding intangible amortization/support agreement charges) declined 9% year-over-year, and 8% (unannualized) sequentially. The declines, compared with both periods, reflect overall expense management in response to the operating environment.

•

Results for 3Q08 included $328 million of support agreement charges resulting from new support agreements related to commingled cash funds and money market funds, as well as previously existing agreements.

•	39% non-U.S. revenue in 3Q08 vs. 36% in 3Q07.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

WEALTH MANAGEMENT (provides investment management, wealth and estate planning and private banking solutions to high-net-worth individuals and families, family offices and business enterprises, charitable gift programs and endowments and foundations)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008				3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr		3Q07	2Q08
Revenue:
Asset and wealth management	$151	$157	$153	$150	$141		(7)%	(6)%
Other	5	10	13	11	22		N/M	N/M
Total fee and other revenue	156	167	166	161	163		4	1
Net interest revenue	41	42	46	48	50		22	4
Total revenue	197	209	212	209	213		8	2
Provision for credit losses	-	-	-	(1)	1		N/M	N/M
Noninterest expense (ex. intangible amortization and support agreement charges)	139	142	142	142	140		1	(1)
Income before taxes (ex. intangible amortization and support agreement charges)	58	67	70	68	72		24	6
Support agreement charges	-	-	-	-	15		N/M	N/M
Amortization of intangible assets	14	14	13	13	14		-	8
Income before taxes	$44	$53	$57	$55	$43		(2)%	(22)%

Pre-tax operating margin (ex. intangible amortization) - Non-GAAP	29%	32%	33%	33%	27	%(a)

Average loans	$4,133	$4,342	$4,390	$4,816	$5,231		27%	9%
Average deposits	$7,589	$7,469	$7,993	$7,782	$7,318		(4)%	(6)%

Market value of total client assets at period end (in billions)	$170	$170	$164	$162	$158		(7)%	(2)%
(a)	The pre-tax operating margin excluding support agreement charges and intangible amortization was 34%.

N/M - Not meaningful.

KEY POINTS

•

Total fee and other revenue increased 4% compared with 3Q07 and 1% (unannualized) sequentially, as new business, organic growth and other capital market related fees more than offset sharp declines in the equity markets.

•

Wealth Management continues to benefit from new client flows as a result of the disruption in the market, as net inflows (primarily assets under custody) totaled a record $6 billion in 3Q08. Total client assets were $158 billion at Sept. 30, 2008 compared to $162 billion at June 30, 2008 and $170 billion at Sept. 30, 2007, as strong net flows were more than offset by lower market values.

•

Net interest revenue increased 22% year-over-year and 4% (unannualized) sequentially due primarily to higher loan levels and improved deposit spreads. Average loan levels were up $1.1 billion, or 27%, over the prior year period and up $415 million, or 9%, (unannualized) sequentially due to new business.

•

Noninterest expense (excluding intangible amortization/support agreement charges) increased $1 million, or 1%, compared with 3Q07 and decreased $2 million, or 1% (unannualized), sequentially. The year-over-year increase reflects merit increases that were primarily offset by the impact of merger-related synergies and expense control. The sequential decrease was due to strong expense control and the impact of synergies.

•

3Q08 included a $15 million charge to support certain clients holding auction rate securities. Excluding this charge, Wealth Management generated approximately 700 basis points of positive operating leverage year-over-year and approximately 300 basis points sequentially, driven by business growth and expense management.

•	Wealth Management has a presence in 15 of the top 25 domestic wealth markets.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

ASSET SERVICING (provides institutional trust and custody and related services and broker-dealer services to corporate and public retirement funds, foundations and endowments and global financial institutions)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008				3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr		3Q07	2Q08
Revenue:
Securities servicing fees - asset servicing	$689	$777	$859	$821	$769		12%	(6)%
Foreign exchange and other trading activities	161	206	200	224	261		62	17
Other	56	53	44	36	47		(16)	31
Total fee and other revenue	906	1,036	1,103	1,081	1,077		19	-
Net interest revenue	195	225	222	213	240		23	13
Total revenue	1,101	1,261	1,325	1,294	1,317		20	2
Noninterest expense (ex. intangible amortization and support agreement charges)	753	807	733	812	821		9	1
Income before taxes (ex. intangible amortization and support agreement charges)	348	454	592	482	496		43	3
Support agreement charges	-	3	14	(14)	381		N/M	N/M
Amortization of intangible assets	6	6	7	5	6		-	20
Income before taxes	$342	$445	$571	$491	$109		(68)%	(78)%

Average deposits	$38,065	$42,446	$46,092	$48,436	$51,492		35%	6%

Pre-tax operating margin (ex. intangible amortization) - Non-GAAP	32%	36%	44%	38%	9	%(a)

Market value of securities on loan at period-end (in billions) (b)	$663	$633	$660	$588	$470		(29)%	(20)%
Securities lending revenue	$110	$164	$245	$202	$155		41%	(23)%
Global collateral management balances at period-end (in billions)	$1,692	$1,717	$1,864	$1,702	$2,035		20%	20%
(a)	The pre-tax operating margin excluding support agreement charges and intangible amortization was 38%.
(b)	Represents the total amount of securities on loan, both cash and non-cash managed by the Asset Servicing segment.

N/M - Not meaningful.

KEY POINTS

•

Asset servicing fees increased 12% compared with 3Q07, reflecting net new business, cross sells and organic growth, higher securities lending fees and the impact of the 4Q07 acquisition of the remaining 50% interest in the joint venture with ABN AMRO. Asset Servicing fees decreased 6% (unannualized) sequentially, due primarily to lower securities lending revenue, reflecting normal seasonality and lower market levels which neutralized organic growth.

•

Securities lending fees increased $45 million compared to 3Q07 and declined $47 million sequentially. The year-over-year increase primarily reflects favorable spreads in the short-term credit markets. The sequential decline reflects a decline in volume and a narrowing of spreads. The decline in volume resulted from normal seasonality, lower market valuations and overall de-leveraging by financial institutions.

•

Foreign exchange and other trading activities increased 62% year-over-year and 17% (unannualized) sequentially, reflecting the benefit of significant increases in currency volatility as well as higher client volumes.

•

Net interest revenue increased 23% compared to the prior year and 13% (unannualized) sequentially. The increases over both periods were driven by strong deposit growth as well as increased deposit spreads.

•	3Q08 noninterest expense (excluding intangible amortization/support agreement charges) increased 9% year-over-year and 1% (unannualized) sequentially.
•

The increase compared to 3Q07 was driven by the acquisition of the remaining 50% interest in the joint venture with ABN AMRO, the 2Q08 annual merit salary increase and a 3Q08 operational error ($38 million), partially offset by merger-related synergies. The sequential increase principally reflects the impact of the operational error partially offset by merger-related synergies and lower incentives.

•

3Q08 included $381 million of support agreement charges related to the support of various securities lending customers, commingled cash sweep funds and charges related to previously existing support agreements.

•	38% non-U.S. revenue in 3Q08 vs. 42% in 3Q07.
•	3Q08 business wins totaled $392 billion.
•	Global Finance – BNY Mellon #1 rated custody bank (released August 2008).
•	Revenue retention rate continues to exceed 98% target.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

ISSUER SERVICES (provides corporate trust, depositary receipt and shareowner services to corporations and institutions)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008			3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	3Q07	2Q08
Revenue:
Securities servicing fees - issuer services	$436	$438	$374	$443	$475	9%	7%
Other	24	19	33	36	54	N/M	N/M
Total fee and other revenue	460	457	407	479	529	15	10
Net interest revenue	159	175	153	176	170	7	(3)
Total revenue	619	632	560	655	699	13	7
Noninterest expense (ex. intangible amortization)	291	324	318	347	349	20	1
Income before taxes (ex. intangible amortization)	328	308	242	308	350	7	14
Amortization of intangible assets	20	21	20	20	21	5	5
Income before taxes	$308	$287	$222	$288	$329	7%	14%

Pre-tax operating margin (ex. intangible amortization)-Non-GAAP	53%	49%	43%	47%	50%

Number of Depositary Receipt programs	1,291	1,311	1,315	1,322	1,354	5%	2%

Average deposits	$26,186	$28,293	$27,632	$30,557	$29,546	13%	(3)%

N/M – Not meaningful.

KEY POINTS

•	Total revenue grew 13% compared to 3Q07 and 7% (unannualized) sequentially.

•

The year-over-year growth was driven by a 9% increase in issuer services fees reflecting growth in Depositary Receipts, Corporate Trust and Shareowner Services fees. Depositary Receipts benefited from increased corporate actions, new business and increased market share, which currently exceeds 60%. The increase in Corporate Trust was driven by an increase in non-U.S. Corporate Trust revenue as well as market share gains. The increase in Shareowner Services fees was due to an increased level of corporate actions. The year-over-year increase was also impacted by increased revenue sharing related to the distribution of Dreyfus products.

•	The sequential increase of 7% (unannualized) was driven primarily by the same factors noted above.

•

Noninterest expense (excluding intangible amortization) increased 20% compared to 3Q07 and 1% (unannualized) sequentially. The increase compared with 3Q07 reflects the additional charge recorded during 3Q08 in Shareowner Services for credit monitoring charges related to lost tapes ($24 million), support of business growth and the impact of the 2Q08 annual merit increase.

•	43% non-U.S. revenue in 3Q08 vs. 36% in 3Q07.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

CLEARING SERVICES (provides clearing, execution, financing and custody services for broker-dealers and registered investment advisors)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008			3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	3Q07	2Q08
Revenue:
Securities servicing fees – clearing & execution services	$302	$310	$265	$265	$257	(15)%	(3)%
Other	70	47	54	65	64	(9)	(2)
Total fee and other revenue	372	357	319	330	321	(14)	(3)
Net interest revenue	77	78	74	74	74	(4)	-
Total revenue	449	435	393	404	395	(12)	(2)
Noninterest expense (ex. intangible amortization)	316	305	274	291	283	(10)	(3)
Income before taxes (ex. intangible amortization)	133	130	119	113	112	(16)	(1)
Amortization of intangible assets	6	6	6	6	8	33	33
Income before taxes	$127	$124	$113	$107	$104	(18)%	(3)%

Pre-tax operating margin (ex. intangible amortization) – Non-GAAP	30%	30%	30%	28%	28%

Average active accounts (in thousands)	5,064	5,069	5,170	5,280	5,442	7	3
Average margin loans	$5,287	$5,301	$5,245	$5,791	$5,754	9%	(1)%
Note:	In 1Q08, we completed the sale of the B-Trade and G-Trade execution businesses to BNY ConvergEx. These businesses have historically contributed approximately $50-60 million of revenue and $10-15 million of pre-tax income on a quarterly basis. These businesses were sold at book value with the potential for an earnout to be realized in 1Q09.

KEY POINTS

•

Total fee and other revenue decreased 14% compared with 3Q07. Included in 3Q07 was a $28 million settlement received for the early termination of a contract. Adjusted for the 1Q08 sale of the B-Trade and G-Trade execution businesses to BNY ConvergEx, and the 3Q07 settlement, total fee and other revenue increased 12% reflecting:

•	Strong growth in trading activity along with growth in money market and mutual fund fees.
•	Record new business wins resulting from current market disruptions.

•

Noninterest expense (excluding intangible amortization) decreased 10% compared with 3Q07. Adjusted for the sale of the execution businesses, noninterest expense increased 5% in support of business growth.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

TREASURY SERVICES (provides treasury services, global payment services, working capital solutions, capital markets business and large corporate banking)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008			3Q08 vs.
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	3Q07	2Q08
Revenue:
Treasury services	$114	$118	$121	$125	$125	10%	-%
Other	110	125	106	130	137	25	5
Total fee and other revenue	224	243	227	255	262	17	3
Net interest revenue	140	161	182	153	158	13	3
Total revenue	364	404	409	408	420	15	3
Noninterest expense (ex. intangible amortization)	196	201	205	203	202	3	-
Income before taxes (ex. intangible amortization)	168	203	204	205	218	30	6
Amortization of intangible assets	7	7	7	7	6	(14)	(14)
Income before taxes	$161	$196	$197	$198	$212	32%	7%

Pre-tax operating margin (ex. intangible amortization)-Non-GAAP	46%	50%	50%	50%	52%

Average loans	$13,716	$14,331	$15,344	$15,606	$14,671	7%	(6)%
Average deposits	$17,772	$18,092	$20,056	$17,316	$18,397	4%	6%

KEY POINTS

•	Total revenue increased 15% compared to 3Q07 due to:
•	A 10% increase in Treasury Services revenue reflecting higher processing volumes in global payment and cash management.
•	A 25% increase in Other revenue due primarily to higher other capital markets related revenue as well as a higher valuation of our credit derivative portfolio.
•	A 13% increase in net interest revenue resulting from higher loan and deposit levels and spreads.

•

Total revenue increased $12 million sequentially due to an increase in other fee revenue resulting from higher other capital markets related revenue, as well as a 3% increase in net interest revenue resulting from improved spreads.

•

Noninterest expense (excluding intangible amortization) increased 3% driven primarily by a $3 million charge related to auction rate securities in institutional accounts, partially offset by merger-related expense synergies. Noninterest expense was flat sequentially, reflecting strong expense control, partially offset by the previously noted charge.

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

OTHER (primarily includes the leasing portfolio, corporate treasury activities, the results of Mellon United National Bank and Mellon 1st Business Bank, business exits, merger and integration expenses and other corporate revenue and expense items)

(dollar amounts in millions, unless otherwise noted; presented on an FTE basis)	2007		2008
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Revenue:
Fee and other revenue	$77	$(90)	$15	$(109)	$(105)
Net interest revenue	66	58	81	(260)	6
Total revenue	143	(32)	96	(369)	(99)
Provision for credit losses	-	20	16	26	29
Noninterest expense (ex. intangible amortization & merger and integration expense)	124	156	126	164	$91
Income (loss) before taxes (ex. intangible amortization & merger and integration expense)	19	(208)	(46)	(559)	(219)
Amortization of intangible assets	8	7	7	5	1
Merger and integration expenses:
The Bank of New York Mellon Corporation	205	111	121	146	107
Acquired Corporate Trust Business	13	13	5	3	4
Total merger and integration expense	218	124	126	149	111
Income (loss) before taxes	$(207)	$(339)	$(179)	$(713)	$(331)

KEY POINTS

•

Fee and other revenue decreased $182 million compared with 3Q07, due primarily to the write-down ($162 million) of certain investments in the securities portfolio. Included in 4Q07, 1Q08 and 2Q08 were $191 million, $73 million and $152 million, respectively, of investment securities write-downs.

•

Net interest revenue decreased $60 million due to the additional SILO/LILO charge recorded in 3Q08 ($112 million), partially offset by the impact of the changing interest rate environment on Corporate Treasury allocations. The second quarter of 2008 included a SILO related charge of $377 million.

•

Noninterest expense (excluding intangible amortization and merger and integration expenses) decreased $33 million compared to 3Q07 and $73 million sequentially. Both declines were due primarily to lower incentives and the sale of Mellon 1st Business Bank (June 2008).

The Bank of New York Mellon Corporation 3Q08 Quarterly Earnings Summary

SUPPLEMENTAL INFORMATION - EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Reported amounts are presented in accordance with GAAP. We believe that the supplemental non-GAAP information included in this earnings summary is useful to the investment community in analyzing the financial results and trends of our business. This information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. These items also reflect certain items that are excluded from our segment measures used internally to evaluate segment performance because management does not consider them to be particularly relevant or useful in evaluating the operating performance of our business segments.

Reconciliation of net income and EPS – GAAP to Non-GAAP (in millions, except per share amounts)	3Q08			2Q08		3Q07
	Net income	EPS		Net income	EPS	Net income	EPS
Net income-GAAP	$303	$0.26		$309	$0.27	$640	$0.56
Discontinued operations income (loss)	(2)	-		7	0.01	(2)	-
Continuing operations	305	0.26		302	0.26	642	0.56
Non-GAAP adjustments:
M&I expenses	66	0.06		89	0.08	127	0.11
SILO/LILO charge/tax settlements	30	0.03		380	0.33	-	-
Support agreement charges	433	0.37		(5)	-	-	-
Continuing operations excluding M&I expenses, SILO/LILO/tax settlements and support agreement charges	834	0.72		766	0.67	769	0.67
Intangible amortization	74	0.06		77	0.07	84	0.07
Continuing operations excluding, M&I expenses, SILO/LILO/tax settlements and support agreement charges and intangible amortization	$908	$0.79	(a)	$843	$0.74	$853	$0.75	(a)
(a)	Does not foot due to rounding.

Reconciliation of total revenue (dollar amounts in millions)				3Q08 vs.
	3Q08	2Q08	3Q07	3Q07	2Q08
Fee and other revenue	$2,923	$2,982	$2,931	-%	(2)%
Net interest revenue	703	411	669
Total revenue	3,626	3,393	3,600	1%	7%
SILO/LILO charge	112	377	-
Securities writedowns	162	152	9
Total revenue (FTE), excluding SILO/LILO charge and securities writedowns	$3,900	$3,922	$3,609	8%	(1)%